Exhibit 99.1

Contacts:
Media	Investor Relations
Stacey Jones	Sean Meakim
(980) 378-6258	(704) 627-6200
Stacey.Jones@honeywell.com	Sean.Meakim@honeywell.com

HONEYWELL APPOINTS MARC STEINBERG

TO BOARD OF DIRECTORS

CHARLOTTE, N.C., May 28, 2025 – Honeywell (NASDAQ: HON) announced today that its Board of Directors has elected Marc Steinberg, a Partner at Elliott Investment Management, L.P., to its Board of Directors as an independent Director and Audit Committee member, effective May 31, 2025.

As a Partner at Elliott, Steinberg is responsible for public and private equity investments across a range of industries, including the industrials sector. Prior to joining Elliott in 2015, he worked at investment bank Centerview Partners. His extensive financial expertise spans capital markets, corporate finance, investor relations, mergers and acquisitions, and capital allocation.

“We welcome Marc’s valuable perspectives and collaboration, which will complement the experience of our current board,” said Vimal Kapur, Chairman and CEO of Honeywell. “I greatly appreciate the constructive insights that Marc has shared with Honeywell over the past months and recognize a shared vision for the opportunity ahead. On behalf of the board, I look forward to working with Marc to help realize that opportunity and unlock significant value for our shareholders.”

“Honeywell is among the world’s most important industrial companies,” said Steinberg. “As one of its largest investors, we welcome the opportunity to partner with Vimal and the Board as Honeywell executes a separation into three independent, industry-leading companies. This portfolio transformation will position Honeywell to drive meaningful operational improvements and unlock a significant value-creation opportunity. Over the past several months, we have forged a productive partnership with the Company, and I look forward to helping Honeywell realize its full potential.”

Steinberg currently serves on the boards of Etsy, Inc. and Pinterest, Inc. as well as two private companies: Syneos Health and Nielsen Holdings, plc. Steinberg holds an A.B. from Harvard College, from which he graduated magna cum laude and Phi Beta Kappa.

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About Honeywell

Honeywell is an integrated operating company serving a broad range of industries and geographies around the world. Our business is aligned with three powerful megatrends – automation, the future of aviation and energy transition – underpinned by our Honeywell Accelerator operating system and Honeywell Forge IoT platform. As a trusted partner, we help organizations solve the world’s toughest, most complex challenges, providing actionable solutions and innovations through our Aerospace Technologies, Industrial Automation, Building Automation and Energy and Sustainability Solutions business segments that help make the world smarter and safer as well as more secure and sustainable. For more news and information on Honeywell, please visit www.honeywell.com/newsroom.